Exhibit 10.12

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is made effective as of January 2, 2000 by and between:

FABRINET, a corporation organized and existing under the laws of the State of California, USA, with its principal place of business at 4104 24th Street, #345, San Francisco, California 94114 (the “Provider”), and

FABRINET, an exempt company incorporated and existing under the laws of Cayman Islands, with a place of business at P.O. Box 256 GT, Grand Cayman, Cayman Islands, British West Indies (“Recipient”); and

Whereas

(A)	The Recipient requires administrative and financial services which Provider can provide; and

(B)	The Provider is willing to provide such services in return for appropriate compensation.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

“Fiscal Year” means the twelve-month period ended 30 June.

2.	Administrative and Financial Services

2.1	Administrative and Financial Services. During the term of this Agreement, Provider will provide the following administrative and financial services (“Services”) to Recipient:

(a)	financial, sales, marketing, and planning services;
(b)	human resources services, including hiring, training, managing employee benefits, and record keeping; and
(c)	miscellaneous other services.

2.2

Fees Payable to Provider. As compensation for the Services, Recipient will reimburse Provider for all labor and other employment expenses incurred by Provider in support of Recipient under this Agreement, including: base salary; bonus; home office expenses; medical insurance for each employee, spouse, and minor children; and, travel expenses. In addition, Recipient shall pay Provider a fee for its services equal to five percent (5%) of its base salary expense (“Service Fee”). Provider may, no greater than monthly, request Recipient to advance funds for certain reasonable expenses and Recipient hereby agrees to consent to such reasonable requests. Provider shall provide

Recipient with a quarterly statement of all of the expenses Provider incurred in support of Recipient under this Agreement, plus Provider’s Service Fee, which aggregate amount shall be set off by any advance of funds. Recipient shall pay that amount within fifteen (15) days after receipt of a quarterly statement from the Provider. The Provider shall maintain and make available to Recipient, at its reasonable request, documentation of all employment contracts, bonus obligations, and other employee and overhead expenses.

3.	Costs and Expenses

3.1	The Provider’s Expenses. Except as provided above, all expenses incurred by Provider in operating its business shall be borne by the Provider.

3.2	The Recipient’s Expenses. The Recipient shall be responsible for all expenses incurred in operating its business.

4.	Personnel

The Provider agrees to provide qualified and suitable key personnel from time to time on such terms as may be mutually agreed upon. Appointment and removal of any such Provider personnel shall require prior written consent of the Recipient. Any person reasonably considered by the Recipient to be unsuitable for performance of his/her duties shall be replaced as soon as practicable with a person designated by the Provider and approved by the Recipient.

5.	Confidential Information

Each party shall retain in confidence and shall not disclose to any other person any information furnished by the other party on a confidential basis under or in connection with the business of that other party without prior written consent.

6.	The Provider’s Best Efforts

The Provider will use its best efforts, skill and experience in rendering the Services described in Section 2. However, in the absence of fraud or gross negligence on the part of the Provider or any of its officers or employees, neither the Provider nor any of its officers or employees shall be responsible for, and the Recipient will hold the Provider and such persons harmless against, any and all claims or charges (and the cost and expense of defending against them) relating to the performance of the Services hereunder.

7.	Term

This Agreement shall continue in full force and effect for a period of three (3) years starting on January 2, 2000 and expiring on January 1, 2003, unless sooner terminated pursuant to Section 8 hereof.

8.	Termination

8.1	By the Provider. The Provider may, at its sole option, terminate this Agreement by giving written notice of termination to each member of the Board of Directors of the Recipient at least ninety (90) days prior to the date of such termination, but only in the event of occurrence of one or more of the following events:

(a)	If by reason of any applicable legislation or act of the governments of the countries of both parties, the performance of any material the Services hereunder or the remittance of any money payable hereunder is prohibited, or

(b)	If for any reason other than the default of the Provider, the Recipient fails or is unable to perform any of its material obligations under this Agreement, and such default continues for ninety (90) days or more after written demand for performance given to the Recipient by a person authorized to give such demand by the Board of Directors of the Provider.

8.2	By the Recipient. The Recipient may, at its option, by resolution of its Board of Directors terminate this Agreement in the event that the Provider fails to perform any of its material obligations hereunder and such default continues for a period of ninety (90) days after written demand for performance given to the Provider by a person authorized to give such demand by the Board of Directors of the Recipient.

9.	Notice

Any notices required or allowed hereunder shall be in writing and either be given by fax confirmed by registered air mail letter or be delivered to the parties at the following addresses or to such other address as may be furnished by one party to the other:

PROVIDER:

Fabrinet (USA)

4104 24th Street, #345

San Francisco, California 94114

U.S.A.

ATTN: General Counsel

Fax: (415) 824-1543

RECIPIENT:

Fabrinet (Cayman Islands)

c/o Walkers

P.O. Box 256 GT, Walker House

Grand Cayman, Cayman Islands,

British West Indies

ATTN: Susan Harper, attorney

Fax: (815) 333-3648

10.	Independent Contractors

This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

11.	Assignment

This Agreement may not be transferred or assigned by either party without the prior written consent of the other.

12.	Entire Agreement

This Agreement constitutes the entire contract between the Provider and the Recipient with respect to the subject matter of this Agreement between the parties hereto.

13.	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the United States and any dispute or claim arising out of this Agreement shall be venued in Santa Clara County, California.

14.	Counterpart

This Agreement is made in duplicate, each of which shall be an original and held by each party, but all counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above-mentioned.

PROVIDER: FABRINET (USA)		RECIPIENT: FABRINET (CAYMAN ISLANDS)

By:	/s/ Mark J. Schwartz	By:	/s/ D. T. Mitchell
	Name: Mark J. Schwartz Title: Senior Vice President		Name: David T. Mitchell Title: Chairman of the Board

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